Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-121054 and 333-135903) of Tasker Products Corp. (formerly known as “Tasker Capital Corp.”) of our report, dated March 9, 2006, except for Note 1A, as to which the date is May 31, 2006, relating to the consolidated balance sheets of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, which appears in this Form 10-KSB.

Roseland, New Jersey	/s/ Rothstein, Kass & Company, P.C.
October 26, 2006